77 K - Changes in Registrant's certifying accountant

Briggs, Bunting & Dougherty, LLP ("BBD") was replaced as the independent registered public accounting firm to the Trust effective upon the completion of services related to the audit for the Trusts' 2009 fiscal year. The Trust's
Audit Committee participated in, and approved, the decision to change auditors. BBD's reports on the Trust's financial statements for the fiscal years ended September 30, 2009 and September 30, 2008 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Trust's fiscal years ended September 30, 2009 and September 30, 2008 and through November 24, 2009, (i) there were no disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years, and
(ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 10, 2009, the Trust by action of its Board of Trustees upon the recommendation of the Trust's Audit
Committee engaged PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to audit the Trust's financial statements for the fiscal year ending
September 30, 2010. During the Trust's fiscal years ended
September 30, 2009 and September 30, 2008 and through
November 10, 2009, neither the Trust, its portfolios nor anyone on their behalf has consulted PwC on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item
304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Trust has requested that BBD furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.